State of Delaware
Secretary of State
Division of Corporations
Delivered 07:10 PM 03/19/2013
FILED 06:52 PM 03/19/2013
SRV 130334106 - 5306046 FILE

CERTIFICATE OF FORMATION
OF
BRAYTON POINT HOLDINGS, LLC

This Certificate of Formation of Brayton Point Holdings, LLC (the "LLC"), dated as of March 19, 2013, is being duly executed and filed by Lucie A. Schubert, as an authorized person, to form a limited liability company under the Delaware Limited Liability Company Act (6 Del. C. § 18-101 et seq.).

FIRST: The name of the limited liability company formed hereby is Brayton Point Holdings, LLC.

SECOND: The address of the registered office of the LLC in the State of Delaware is c/o Corporation Service Company, 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle, 19808.

THIRD: The name and address of the registered agent for service of process on the LLC in the State of Delaware is Corporation Service Company, 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle, 19808.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation as of the date first above written.

/s/ Lucie A. Schubert

Name: Lucie A. Schubert
Title: Authorized Person